FOR IMMEDIATE RELEASE

Wells REIT Purchases Class-A Building in Rockville, MD

ATLANTA (January 3, 2005) -- Wells Real Estate Investment Trust, Inc. (Wells REIT) has completed the purchase of Shady Grove V, a four-story, Class-A office building located in Rockville, Maryland, and fully leased to the General Services Administration (GSA).

The transaction was marketed by Brian Dawson and Steve Collins of Spaulding & Slye Colliers. Jeff Gilder, Senior Vice President of Acquisitions, and Heather Griner of Acquisitions at Wells Real Estate Funds represented Wells in the transaction. Including this acquisition, the Wells REIT owns more than 2.5 million sq. ft. in the metro D.C. office market.

"This is the Wells REIT's third purchase in this dynamic area of the Washington, D.C. market, and reflects the type of asset and tenant quality we look for in every acquisition for our investors," said David Steinwedell, Chief Investment Officer with Wells Real Estate Funds, the sponsor of the Wells REIT. "The combination of location and tenant credit continue to give the Wells REIT the diversity that investors want."

Shady Grove V includes about 108,000 square feet of office space and is located in the I-270/Rockville submarket of metro Washington, D.C. It is one of six buildings in the 60-acre Shady Grove Executive Center. In July 2003, the Wells REIT purchased two buildings in the same office park, Shady Grove I and IV, which are fully leased to Lockheed Martin. Shady Grove V was constructed in 1982.

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Wells REIT Acquires in Rockville, MD -- page 2

Wells Real Estate Funds, the sponsor of the Wells REIT, is a national real estate investment management firm that purchases real estate on behalf of Wells-sponsored investment programs.  Since 1984, more than 170,000 individuals across the country have invested (through their financial representatives) in Wells-sponsored investment programs to help diversify their investment portfolios. Collectively, Wells-sponsored programs own more than $6 billion in assets (valued at cost) totaling more than 30 million square feet of space.

Wells acquisitions focus on existing Class-A office and industrial properties, as well as corporate sale-leasebacks and build-to-suit projects, leased long term to creditworthy tenants.  Wells, on behalf of its sponsored programs, was the largest purchaser of Class-A office and industrial real estate in 2002 and 2003, according to New York-based Real Capital Analytics.

To find out more, visit Wells online at www.wellsref.com. For more information regarding acquisitions, please contact David Steinwedell, Chief Investment Officer, at 800-448-1010.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and 21E of the Securities Exchange Act of 1934, including discussions regarding Wells' use of proceeds and certain other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, construction delays, increases in interest rates, lease-up risks, lack of availability of financing, and lack of availability of capital proceeds. This is neither an offer nor a solicitation to purchase securities.

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